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                                                                    EXHIBIT 99.1


                   ALLIED HOLDINGS SIGNS DEFINITIVE AGREEMENT
                  TO ACQUIRE RYDER AUTOMOTIVE CARRIER SERVICES

         DECATUR, GA., AUGUST 21, 1997 - ALLIED HOLDINGS, INC. (NASDAQ:HAUL) today announced that Allied and Ryder System, Inc. have signed a definitive agreement for Allied to acquire Ryder Automotive Carrier Services, Inc. and RC Management Corp. from Ryder System, Inc. (NYSE:R). The transaction is expected to be finalized by the end of September 1997.

         On May 27, 1997, Allied announced an agreement to acquire Ryder Automotive Carrier Services, Inc. and RC Management Corp. for approximately $114.5 million in cash subject to consents, approvals and execution of a definitive agreement. On July 8, 1997 Allied announced that the period for anti-trust review under the Hart-Scott-Rodino Act had expired without action by federal regulatory agencies. It was announced on August 5, 1997 that the Competition Bureau of Industrie Canada had advised of no objections to the proposed acquisition.

         Ryder Automotive Carrier Services has approximately 3,400 rigs at 91 locations in 34 states and Canada. Its employees number approximately 6,000, and its sales in 1996 were approximately $600 million. The combined revenue of Allied and Ryder's automotive carrier divisions for 1996 would have been approximately $1 billion.

         Allied Holdings, Inc. is the parent company of several subsidiaries engaged in the automotive distribution business. The Allied Automotive Group is the second largest motor carrier in North America specializing in the delivery of automobiles and light trucks. The Automotive Group transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. The Axis Group, Inc. provides logistics solutions based on an underlying business philosophy of Move, Improve, Inform to the automotive market, both in the United States and internationally. This involves identifying new and innovative methods of distribution as well as better utilizing traditional and emerging technologies to help customers solve the most complex transportation, inventory management and logistics problems.